Fontanella and Babitts
CERTIFIED PUBLIC ACCOUNTANTS                       534 Union Boulevard
                                                   Totowa Boro, New Jersey 07512
                                                   Tel: (973) 595-5300
                                                   Fax: (973) 595-5890

                                                   June 7, 2004



Board of Directors
Roebling Bank
Roebling Financial Corp., MHC
Roebling Financial Corp, Inc.
Route 130 South and Delaware Ave
Roebling, New Jersey 08554

Dear Board Members:

You have requested our opinion regarding certain New Jersey income tax consequences of the proposed Plan of Conversion and Reorganization of Roebling Financial Corp., MHC (the "MHC") and plans of merger between the MHC, Roebling Financial Corp, Inc. (the "Holding Company) and Roebling Bank (the "Savings Bank") (the "Plan") (collectively referred to herein as the "Conversion and Reorganization"). There can be no assurance that our opinions would be adopted by the State of New Jersey or a court. The outcome of litigation cannot be predicted. We have, however, attempted in good faith to opine as to the merits of each tax issue with respect to which an opinion was requested. The reorganization is more fully described in and will occur pursuant to the Plan of Conversion and Reorganization. We are rendering this opinion pursuant to the Plan.

The facts, assumptions and representations and the federal tax consequences set forth in the Federal Opinion Letter are incorporated in this opinion letter by reference as if fully set forth herein. References and abbreviations used in the Federal Opinion Letter are also used herein.

The proposed transactions and its federal income tax consequences are described in an opinion letter dated June 7, 2004, (the "Federal Opinion Letter") from Malizia, Spidi & Fisch, P.C., stating that:

     1. The transactions qualify as statutory mergers and each merger required by the Plan qualifies as a reorganization within the meaning of Code
          Section 368(a)(1)(A). The MHC, the Mid-Tier, and the Savings Bank will be a party to a "reorganization" as defined in Code Section 368(b).

     2. The MHC will not recognize any gain or loss on the transfer of its assets to the Savings Bank in exchange for Savings Bank Liquidation Interests for the benefit of Members who remain Members of Savings Bank.

     3. No gain or loss will be recognized by the Savings Bank upon the receipt of the assets of the MHC in exchange for the transfer to the Members of the Savings Bank Liquidation Interests.

     4. No gain or loss will be recognized by the Savings Bank upon the receipt of the assets of Interim Bank #2 and Interim Bank #3 pursuant to the Conversion and Reorganization.

     5. No gain or loss will be recognized by Interim Bank #2 (the Mid-Tier following its conversion to a federal stock savings bank) pursuant to the Conversion and Reorganization.

Board of Directors                                                            2.
Roebling Bank
Roebling Financial Corp., MHC
Roebling Financial Corp, Inc.



     6. The reorganization of the Holding Company as the holding company of the Savings Bank qualifies as a reorganization within the meaning of Code Section 368(a)(1)(A) by virtue of Code Section 368(a)(2)(E). Therefore, the Savings Bank, the Holding Company, and Interim Bank #3 will each be a party to a reorganization, as defined in Code Section 368(b).

     7. No gain or loss will be recognized by Interim Bank #3 upon the transfer of its assets to the Savings Bank pursuant to the Conversion and Reorganization.

     8. Members will recognize no gain or loss upon the receipt of Savings Bank Liquidation Interests.

     9. No gain or loss will be recognized by the Holding Company upon the receipt of Bank Stock solely in exchange for Holding Company stock.

     10. Current stockholders of Mid-Tier will not recognize any gain or loss upon their exchange of Mid-Tier Common Stock solely for shares of Holding Company Stock.

     11. Each stockholder's aggregate basis in shares of Holding Company Stock received in the exchange will be the same as the aggregate basis of Mid-Tier Common Stock surrendered in the exchange before giving effect to any payment of cash in lieu of fractional shares.

     12. It is more likely than not that the fair market value of the subscription rights to purchase Holding Company Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of Holding Company Stock. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members on the distribution to them of nontransferable subscription rights to purchase shares of Holding Company Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Code Section 356(a)). Eligible
          Account  Holders,  Supplemental  Eligible  Account  Holders  and Other
          Members will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

          The opinion under paragraph 12 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. The opinion under paragraph 12 is based on the conclusion that the subscription rights to purchase shares of Holding Company Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. They note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Holding Company Stock at the same price to be paid by members of the general public in any Community Offering. They note that they are not aware of the Service claiming in any similar transaction that subscription rights have any market value. In that there are no judicial opinions or official Service positions on this issue;
          however, the opinion related to subscription rights comes to a reasoned conclusion instead of an absolute conclusion on these issues. The conclusion is supported by a letter from FinPro, Inc., which states that the subscription rights do not have any value when they are distributed or exercised. If the Service disagrees with

Board of Directors                                                            3.
Roebling Bank
Roebling Financial Corp., MHC
Roebling Financial Corp, Inc.



          this valuation of subscription rights and determines that such subscription rights have value, income may be recognized by recipients of these rights, in certain cases whether or not the rights are exercised. This income may be capital gain or ordinary income, and the Holding Company could recognize gain on the distribution of these rights. Based on the foregoing, they believe it is more likely than not that the transferable subscription rights to purchase Holding Company Stock have no value.

     13. No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company Stock sold in the offering.


                          Supplemental Representations

In  addition  to the facts,  assumptions  and  representations  set forth in the
Federal   Opinion   Letter,   you  have   provided  the   following   additional
representations concerning the Conversion and Reorganization:

     1. The MHC, Holding Company, and Savings Bank are currently subject to and have been filing returns and paying tax under the New Jersey Corporation Business Tax Reform Act, N.J.S. C54:10A-1, et seq. (the "CBT"). Prior to 2002, the Savings Bank was subject to and had filed returns and paid tax under the New Jersey Savings Institution Tax Act N.J.S.A.54:10D-1, et seq.


                                     Opinion

Based solely on the facts, assumptions and representations set forth in the Federal Opinion Letter and the foregoing supplemental representations and assuming the Conversion and Reorganization occurs in accordance with the Plan, it is our opinion that:

     1. To the extent that consummation of the Conversion and Reorganization will not result in the recognition of gain or loss by the MHC, Holding Company, and Savings Bank and will otherwise qualify as "tax free" under the Internal Revenue Code of 1986, as amended (the "Code"), all as more fully described in the Federal Opinion Letter, consummation of the Conversion and Reorganization will not result in any additional tax liabilities under the CBT.

          Except for certain state adjustments under the CBT which are not impacted by consummation of the Conversion and Reorganization, the CBT is imposed on a taxpayer's net income, which is deemed to be federal taxable income before net operating loss deduction and special deductions N.J.S.C54:10A-4. Accordingly, since the CBT is based on federal taxable income, the nonrecognition events, carryovers, and tax free exchanges under federal income tax law resulting from the Conversion and Reorganization, all as more fully described in the Federal Opinion Letter, will be afforded the same treatment for purposes of the CBT.

     2. To the extent the Savings Bank's depositors will recognize no gain or loss for federal income tax purposes, no gain or loss will be recognized for New Jersey income tax purposes.

Board of Directors                                                            4.
Roebling Bank
Roebling Financial Corp., MHC
Roebling Financial Corp, Inc.



                                    * * * * *

Since this letter is provided in advance of the closing of the transactions contemplated by the Conversion and Reorganization, we have assumed that such transactions will be consummated in accordance with the Plan, as well as the information and representations referred to herein. Any change in the Plan could cause us to modify the opinions expressed herein.

The opinions expressed herein are based solely on current income tax laws of the State of New Jersey including applicable regulations thereunder, and current judicial and administrative authority. Any future amendments to the tax statutes cited herein or applicable regulations, or new judicial decisions or administrative interpretations, many of which could be retroactive in effect, could cause us to modify the opinions expressed herein.

We express no opinion with respect to the tax treatment of the Conversion and Reorganization under the Code or any other law of the State of New Jersey not specifically addressed herein or the law of any other state or locality, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the Conversion and Reorganization which are not specifically covered by the items set forth in this opinion letter.

This opinion is given solely for the benefit of the parties to the Savings Bank, and may not be (a) relied upon by any other party or entity or (b) referred to in any document without our express written consent.

                                     Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form SB-2 ("Form SB-2") to be filed by the Holding Company with the Securities and Exchange Commission, and as an exhibit to the MHC's Application for Conversion of Form AC as filed with the OTS ("Form AC"), and to the references to our firm in the Prospectus which is part of both the Form SB-2 and the Form AC.


                                                 Very truly yours,


                                                 /s/Fontanella and Babitts
                                                 -------------------------------
                                                 Fontanella and Babitts